Exhibit 99.1

Investor Presentation May 2018 CONFIDENTIAL

2 CONFIDENTIAL | Legal Disclaimers This Investor Presentation contains "forward - looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as “anticipate", "believe", “could", "continue", " expect", "estimate", "may", “plan", “outlook", "future" and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies . In particular, such forward - looking statements include statements concerning the timing of the proposed merger (the "Merger") of Intermex Holdings II, Inc . with and into a direct wholly owned subsidiary of FinTech Acquisition Corp . II (“FNTE”) ; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Intermex' s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities . These statements are based on FNTE’s or Intermex’s management's current expectations and beliefs, as well as a number of assumptions concerning future events . Such forward - looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FNTE's or lntermex's control that could cause actual results to differ materially from the results discussed in the forward - looking statements . You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as to the date made and FNTE and Intermex undertake no obligation to update or revise the forward - looking statements, whether as a result of new information, future events or otherwise . FNTE has filed with the SEC a Registration Statement on Form S - 4 , which includes a preliminary proxy statement/prospectus of FNTE in connection with the Merger, and, when available, will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders . FNTE's stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus, the amendments thereto and, when available, the definitive proxy statement/prospectus, in connection with FNTE’s solicitation of proxies for its stockholders' meeting to be held to approve the Merger because the proxy statement/prospectus contains important information about FNTE, Intermex and the Merger . The definitive proxy statement/prospectus will be mailed to stockholders of FNTE as of a record date to be established for voting on the Merger . Stockholders are also able to obtain copies of the Registration Statement on Form S - 4 and the proxy statement/prospectus, without charge, at the SEC's website at www . sec . gov or by directing a request to : FinTech Acquisition Corp . II, 2929 Arch Street, Suite 1703 , Philadelphia, PA 19104 , Attn : James J . McEntee . FNTE and its directors and officers may be deemed participants in the solicitation of proxies of FNTE's stockholders with respect to the approval of the Merger . Information regarding FNTE's directors and officers and a description of their interests in FNTE is contained in FNTE' s annual report on Form 10 - K for the fiscal year ended December 31 , 2017 , which was filed with the SEC, and is also contained in the Registration Statement on Form S - 4 and will be contained in the definitive proxy statement/prospectus for the Merger, when available . Each of these documents is, or will be, available at the SEC's website or by directing a request to FNTE as described above . In connection with the Merger, at any time prior to the special meeting to approve the Merger, certain existing FNTE stockholders, which may include certain of FNTE’s officers, directors and other affiliates, may enter into transactions with stockholders and other persons with respect to FNTE's securities to provide such investors or other persons with incentives in connection with the approval and consummation of the Merger . While the exact nature of such incentives has not yet been determined, they might include, without limitation, arrangements to purchase shares from or sell shares to such investors and persons at nominal prices or prices other than fair market value . These stockholders will only effect such transactions when they are not then aware of any material nonpublic information regarding FNTE, Intermex or their respective securities . The Intermex financial information for the three months ended March 31 , 2017 and 2018 is unaudited .

3 CONFIDENTIAL | TRANSACTION • FinTech Acquisition Corp. II (“FNTE”), a publicly - traded Special - Purpose Acquisition Company (“SPAC”), will merge with Intermex Holdings II, Inc. (dba “ Intermex ”) • Merged company will apply to continue the listing of its common stock on the NASDAQ • Transaction is expected to close in the second quarter of 2018 VALUE • Transaction value: $339.1 million total enterprise value • 6.9x 2019P Adjusted EBITDA of $49.0 million (1) CONSIDERATION & POST - TRANSACTION OWNERSHIP • Intermex’s current majority owner, Stella Point Capital, will maintain a substantial ownership position in the company • Existing Intermex shareholders will receive: • Approximately $92 million in cash • Approximately $165 million in FNTE common shares • FNTE’s current public shareholders will continue to own 17.5 million FNTE shares POST - TRANSACTION MANAGEMENT & BOARD • Intermex’s management team will continue to operate the business, post - transaction • The Intermex board of directors will expand to 8 members and become the board of FNTE, with FNTE stockholders selecting 1 board observer Transaction Overview (1) Adjusted EBITDA reflects add - backs for one - time, non - recurring items. Please see page 36 for more detail.

Capitalization & Ownership(1)

($ in millions)

Proposed Sources	
Rollover Equity	$164.8
FinTech Acquisition Corp Equity	176.2 (2)
Total Sources	**$341.0**

Proposed Uses	
Stock Consideration	$164.8
Cash Consideration to Seller	92.0
Cash to Balance Sheet	62.9
Estimated Transaction Costs	21.3
Total Uses	**$341.0**

Pro Forma Capitalization at Closing	
Cash (3)	$131.4
Revolving Credit Facility	20.0
Term Loan	94.6
Total Debt	**$114.6**
Implied Market Capitalization (4)	**$355.9**
Pro Forma Enterprise Value	**$339.1**
2019E Adjusted EBITDA (5)	49.0
Pro Forma Enterprise Value / 2019E Adjusted EBITDA	6.9x
Net Debt / 2019E Adjusted EBITDA	(0.3x)

	Shares Free From Lockup at $10 Share Price	
Party	**Common Shares**	**% Ownership**
Existing Intermex Shareholders (6)	16,478,009	46.3%
FNTE Public Shareholders (7)	17,500,000	49.2%
FNTE Sponsor Shareholders (8) (9)	1,614,667	4.5%
Total	**35,592,675**	**100.0%**

(1) Pro forma projected for June 30, 2018; subject to potential changes in transaction structure, capitalization and working capital adjustments between now and expected transaction closing. Assumes no IPO investors redeem their shares for cash in trust.
(2) Includes interest of $883,186 earned on the original $175 million held in trust and $362,581 of cash held outside of the trust as of December 31, 2018.
(3) Represents estimated cash balance as of June 30, 2018 plus cash to balance sheet as a result of the transaction.
(4) Includes 20% of the total 5,973,333 Founder Shares, or 1,194,666 Founder Shares, that are not subject to transfer restrictions following the close of a business combination, and 420,000 private placement shares purchased by the FinTech Sponsor and Cantor Fitzgerald at the IPO. All Founder Shares and private placement shares will become subject to a lock-up upon the close of business combination not to exceed 15 months. In addition to the lock-up agreement, holders of the Founder Shares are not permitted to transfer or sell any of the four remaining 20% tranches until a closing stock price exceeds $12.00, $13.50, $15.00 and $17.00, respectively, for any 20 trading days within a 30-trading day period following the consummation of a business combination.
(5) Adjusted EBITDA reflects add-backs for one-time, non-recurring items. Please see page 36 for more detail.
(6) Assumes existing Intermex shareholders receive an equity consideration of $164.8 million in FNTE common shares, which are subject to lock-up at the close of a business combination, not to exceed 15 months.
(7) Assumes no IPO investors redeem their shares for cash in trust.
(8) If necessary to ensure that legacy Intermex shareholders maintain 50% control of the voting shares in the pro forma entity, a portion of the FNTE Founder Shares may be placed in a voting trust controlled by existing Intermex shareholders.
(9) Includes 20% of 250,000 Founder Shares, or 50,000 Founder Shares, that the Founders have agreed to transfer to existing Intermex shareholders at transaction closing. The 50,000 shares are not subject to transfer restrictions but are subject to the lock-up agreement as described in Footnote 3.

CONFIDENTIAL | 4

5 CONFIDENTIAL | Table of Contents I. Intermex Overview II. Competitive Landscape III. Differentiators IV. Future Growth V. Financial Highlights VI. Appendix

Intermex Overview

intermex
International Money Express

$215.5M	**2017 Revenue**
$33.4M	**2017 Adjusted EBITDA (2)**
23%	**2017 Adjusted EBITDA Growth**
15.5%	**2017 Adjusted EBITDA Margin % (2)**
19.1M	**2017 Money Transfer Transactions**
$6.8B+	**2017 Remittance Volume**
17	**Countries across Latin America**

Licensed in 50 U.S. states and Puerto Rico, served through a sending agent base of independent, non-exclusive agents and 31 company stores

585	**Total Employees**

- Intermex utilizes its technology enabled platform to deliver differentiated financial services to consumers. It is a leading provider of money transfer services in the large and growing U.S. to Latin America and Caribbean ("LAC") corridor, which represents $82+ billion of annual transaction volume [1]
- Intermex's unique and differentiated approach to the market has resulted in significant and sustainable market share gains and excess growth relative to industry peers
- The Company's success has driven impressive financial performance, including organic revenue and Adjusted EBITDA compounded annual growth rates (CAGR) of 32% and 35%, respectively, from 2015 to 2017

Efficient, High Growth Platform



Sending Side
Sending Agent Network
Phone/Fax
Orders
2 Call Centers (Mexico / Guatemala)
31 Company Stores (U.S.)
Computer Orders
Computer Orders
intermex
Receiving Side
Paying Agent Network
To Mexico (60% of money transfers)
Mexico (Electra, BanCoppel)
To Guatemala (22% of money transfers)
Guatemala (Banrural, Banco Industrial)
To El Salvador and Honduras (13% of money transfers)
El Salvador and Honduras
To 13 Other Latin American Countries (5% of money transfers)
Other Latin American Countries

(1) World Bank (2017). Reflects LAC market size as of 2017.
(2) Adjusted EBITDA reflects add-backs for one-time, non-recurring items. Please see page 36 for more detail.

CONFIDENTIAL | 6
intermex

7 CONFIDENTIAL | Intermex – Evolution of a Market Leader History of sustained market share growth provides a strong platform for future growth Early Years Expansion • Intermex was founded in 1994 as a money transfer provider headquartered in Miami, Florida • Acquired Servimex, Americana and Maniflo and expanded into 13 new U.S. states • Opened call centers in Mexico and Guatemala • Completed re - engineering and business model shift to focus on efficient agents and profitability • Investment in innovative and highly scalable technology Foundation Inception - 2012 Accelerated Growth 2013 - 2018 • Further market penetration into western and northeastern U.S. • Economic recovery sets in, providing backdrop for market growth • Acceleration of market share gains • Increased proprietary payor network coverage and penetration • Launched differentiated Customer Management platform and loyalty program to capture additional customers • Began developing mobile / online strategy 2009 – 2012 Revenue CAGR: 8% ($ in millions) 2012 – 2018P Revenue CAGR: 24% $55.7 $57.9 $61.9 $70.6 $82.8 $98.3 $124.2 $165.4 $215.5 $261.8 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018P

8 CONFIDENTIAL | Intermex Growth Story Money Transfer Transactions (#) Remittance Volume ($) (# in millions ) ($ in bn ) Total Revenue Adjusted EBITDA (1) ($ in millions ) ($ in millions ) $12.5 $18.8 $27.1 $33.4 $40.8 2014 2015 2016 2017 2018P $98.3 $124.2 $165.4 $215.5 $261.8 2014 2015 2016 2017 2018P $2.7 $3.4 $4.8 $6.8 $8.5 2014 2015 2016 2017 2018P 8.9 11.2 14.8 19.1 23.8 2014 2015 2016 2017 2018P (1) Adjusted EBITDA reflects add - backs for one - time, non - recurring items. Please see page 36 for more detail.

9 CONFIDENTIAL | Global Remittance Market (1) The World Bank. “Migration and Remittances Factbook 2016.” (2) The World Bank. “Bilateral Remittance Matrix - 2017” accessed on May 17, 2018 247M $613B USD $148B USD $30B USD people live outside of their country of birth. (1) estimated amount of remittances sent, worldwide in 2017 (2) was sent from the U.S. alone (2) was sent from the U.S. to Mexico in 2017, the largest remittance corridor in the world (2)

10 CONFIDENTIAL | Customer Transaction Flow Illustrative example of $375 transaction to Mexico U.S. Customer sends $ 300 to Mexico through: • In person wire transfers • Online money transfers Agent records $ 375 transaction to Mexico and charges the customer $ 385 and provides customer with transaction code . Intermex processes transaction through proprietary platform with an integrated regulatory compliance model and payer network relationships . • Intermex earns $10.00 Fee Revenue plus ~$2.50 Foreign Exchange Spread Revenue • Intermex pays sending and paying agent commissions $ 375 is wired to Mexico. Customer picks up money with transaction code in local currency. $375 +$ 10 fee $375 Intermex earns $5.05 net on $ 12.50 gross revenue $375

11 CONFIDENTIAL | Table of Contents I. Intermex Overview II. Competitive Landscape III. Differentiators IV. Future Growth V. Financial Highlights VI. Appendix

12 CONFIDENTIAL | Favorable, Fragmented Competitive Landscape LAC Market Landscape Intermex enjoys a strong and growing position across key target markets Intermex Share of Key Target Markets (2) Total Market Size: ~$82 Billion (1) LAC Countries - 2017 Mexico Market Share Breakdown 2014 2017 1Q’18 14.0% 21.6% 23.1% (3) 14% 14% 18% 13% 12% 10% 11% 9% 6% 6% All Others 26% 28% 2014 2017 1Q’18 19% 18% 18% 16% 7.9% 15.7% 16.3% (3) 13% 13% 13% 10% 7% 7% All Others 22% 21% Guatemala Market Share Breakdown (1) World Bank (2017). Reflects estimated LAC market size as of 2017. (2) Management estimated market share of remittances as of 2017 . (3) Source: Banco de Guatemala, Banco de Mexico and World Bank 2017 Country Size (US$B) 1 Region MEX 30.6 38% GUA 8.5 10% DOM 6.2 8% COL 5.6 7% ELS 5.1 6% HON 4.3 5% PER 3.0 4% ECU 2.9 4% BRA 2.7 3% JAM 2.5 3% HAI 2.5 3% BER 1.5 2% NIC 1.4 2% BOL 1.3 2% OTHER 3.8 5%

13 CONFIDENTIAL | Mexico Remittance Volume (1) Guatemala Remittance Volume (1) $1,143 $1,208 $2,191 $1,643 $373 7.9% 9.7% 12.1% 15.7% 16.3% 2014 2015 2016 2017 Q1 2018 $ 398 $ 671 $ 792 $ 934 $ 70 14.0% 15.4% 18.8% 21.6% 23.1% 2014 2015 2016 2017 Q1 2018 Intermex Volume Growth All Others Volume Growth • In 2017 Intermex accounted for 72% of total growth in US to Mexico remittance volume and 41% of the total growth in US to Guatemala remittance volume. (1) Source: Banco de Guatemala and Banco de Mexico and World Bank 2017 Intermex Grows in Excess of the Industry Intermex Market Share 73% 27% 57% 43% 61% 39% 28% 72% 49% 51% 74% 26% 67% 33% 5 7% 4 3% 5 9% 4 1% 12% 88%

14 CONFIDENTIAL | Table of Contents I. Intermex Overview II. Competitive Landscape III. Differentiators IV. Future Growth V. Financial Highlights VI. Appendix

Systematic and Efficient Sales Strategy and Execution

1 Target U.S. ZIP codes with high concentrations of Latin American foreign born residents


= concentration of Latin American foreign born residents



2 Locate and interview agents in target Zip codes that meet Intermex Agent profile.

- High transaction volume
- Trusted member of community
- Strong compliance environment
- Credit Worthy



3 Partner with agent to:

- Provide Solutions
- Sell Benefits
- Complete Business Review
- Finalize Commitments

4 Average number of wires per agent


14% CAGR
1,927
4,306
2011
2012
2013
2014
2015
2016
2017
~2x lift in productivity since 2011

Note: Agent count reflects yearly average of transacting agents.

CONFIDENTIAL | 15
intermex

16 CONFIDENTIAL | Capture Speed Problem Resolution System Reliability Local Language Loyalty Program Community Member Trust Reliability Differentiators – Deliver Agent and Consumer Value Why Agents Choose Intermex Why Consumers Choose Intermex Banking Solutions Trust Increased Transaction Volume

17 CONFIDENTIAL | 8.9 11.2 14.8 19.1 $10.89 $10.99 $11.13 $11.19 $1.40 $1.67 $1.84 $1.74 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 0.0 5.0 10.0 15.0 20.0 25.0 2014 2015 2016 2017 Transactions Revenue / Wire Adj. EBITDA / Wire 2,877 3,105 3,457 4,442 $33.84 $39.65 $47.51 $48.21 $4.36 $6.05 $7.84 $7.51 $0.00 $20.00 $40.00 $60.00 0 1,000 2,000 3,000 4,000 5,000 2014 2015 2016 2017 Agents Revenue / Agent Adj. EBITDA / Agent Per Money Transfer Transaction and Agent Detail Money Transfer Detail (Transactions in millions) Note: 2015 and 2016 financials are restated to be in accordance with the 2017 audited financial statements. (1) Includes only Money Transfer Service Fees and Foreign Exchange Income. (2) Adjusted EBITDA reflects add - backs for one - time, non - recurring items. Please see page 36 for more detail . (3) Note: Agent count reflects yearly average of transacting agents . Agent Detail (Agents in units, $ in thousands) (2) (2) (1) • Revenue and Adjusted EBITDA per money transfer transaction has increased from 2015 to present • Average agent productivity has increased in the historical period (1) (3)

18 CONFIDENTIAL | $4.75 $4.85 $5.06 $5.05 21% 29% 37% 38% 7.4% 5.4% 9.2% 6.4% 2014 2015 2016 2017 Gross Margin per Transaction Intermex Volume Growth Industry Growth Intermex sustains strong margins while increasing volume growth to Mexico Intermex Grows in Excess of the Industry Margin Expansion (Mexico) • Intermex has been able to capture additional market share while increasing strong margins. • In 2017 Intermex maintained its margins while the industry grew at a decelerated rate. Source : Banco de Mexico.

19 CONFIDENTIAL | Speed of POS Transactions Repeat sender transactions completed in half the time of most competitors Systems Uptime and Reliability 99.95% historical uptime SLA with 3 - datacenter balancing and auto failover Technical Support Response Time Best - in - class 8 - second answer time, most issues solved in under 5 minutes Processing Capacity and Easy Scalability Capacity to process 10 times current volume, scalable by adding more servers Proprietary Business Software Powerful engine allows granular FX customization and real - time risk analysis Highly Scalable and Industry - Leading Technology Platform

Analysis of Public Trading Comparables

(Figures in millions, except per share amounts)

Name	Symbol	Share Price 05/25/18	Market Cap.	Enterprise Value (TEV)	% △ 52-Wk High	% △ 52-Wk Low	TEV to EBITDA [(1)] 2018E	TEV to EBITDA [(1)] 2019E	Price to Earnings [(1)] 2018E	Price to Earnings [(1)] 2019E	5-Yr EPS Growth [(2)]
Money Transfer Companies											
Western Union	WU	$20.00	$9,215	$11,424	(10.0%)	8.8%	8.1x	7.9x	10.8x	10.7x	8.9%
Euronet Worldwide	EEFT	81.74	4,192	3,942	(19.1%)	15.7%	8.2x	7.2x	14.4x	12.6x	16.9%
Moneygram International	MGI	6.61	367	1,074	(62.5%)	3.4%	4.2x	4.7x	9.3x	5.9x	8.8%
High-Growth Consumer Facing Financial Processing Companies											
PayPal Holdings	PYPL	$80.96	$96,131	$96,252	(6.2%)	59.3%	23.7x	20.2x	nm	28.4x	24.5%
Total System Services	TSS	86.12	15,700	19,475	(5.1%)	49.7%	14.7x	13.6x	19.7x	18.0x	16.5%
Green Dot Corporation	GDOT	71.93	3,735	2,541	(3.1%)	99.8%	10.4x	9.3x	22.9x	20.2x	21.8%
Mean					**(17.7%)**	**39.4%**	**11.6x**	**10.5x**	**15.4x**	**16.0x**	**16.2%**
Median					**(8.1%)**	**32.7%**	**9.3x**	**8.6x**	**14.4x**	**15.3x**	**16.7%**
Intermex Implied		**$10.00**	**$356**	**$339**			**8.3x**	**6.9x**	**nm**	**11.0x**	

Revenue 2015-2019E CAGR [(1)]


26.2%
17.8%
12.5%
12.3%
12.3%
1.9%
0.9%
Intermex
PYPL
TSS
EEFT (3)
GDOT
WU
MGI

Adjusted EBITDA 2015-2019E CAGR [(1)]


27.1%
25.0%
15.8%
14.5%
13.6%
5.6%
0.6%
Intermex
PYPL
GDOT
TSS
EEFT
MGI
WU

TEV / 2019E Adjusted EBITDA [(4)]


20.2x
13.6x
9.3x
7.9x
7.2x
6.9x
4.7x
PYPL
TSS
GDOT
WU
EEFT
Intermex
MGI

(1) Estimates via SNL Financial (S&P CapIQ).
(2) Bloomberg consensus estimated annual growth rate projected over the next five years.
(3) Represents Ria, the money transfer business, only.
(4) Adjusted EBITDA reflects add-backs for one-time, non-recurring items.

CONFIDENTIAL | 20

21 CONFIDENTIAL | Table of Contents I. Intermex Overview II. Competitive Landscape III. Differentiators IV. Future Growth V. Financial Highlights VI. Appendix

22 CONFIDENTIAL | Core Growth Opportunity Intermex has strong organic growth potential in its core business Core growth will be the dominant source of revenue and net income through 2021 15 Stronghold States 18% of Total Market 23% growth rate in 2017 Growth Opportunity in Stronghold States • Increased regional penetration of new agents • Increased share of wallet through loyalty program • Increased share of agent volume ( 15% same store sales growth) 10 Growth States 62% of Total Market 36% growth rate in 2017 27% Intermex’s current share 9% Intermex’s current share Increased Penetration in Growth States • Intermex growth to 25% market share is equivalent to a 55% growth in total Intermex remittance volume

23 CONFIDENTIAL | B2B Processing Opportunity • Productively leverage our 10x excess transaction capacity annually to offer B2B processing • Banks and Businesses with need to move money/information throughout Latin America and the US Grow Mobile and Online Presence • Mobile / Web Based money transfer app launched to consumers in Q1 2017 • Grow business and assist with transition commensurate with Latin American consumers demand and need for mobile transactions • Expand customer base as mobile transacting becomes relevant to Latin American consumers Powerful Intermex Brand • Remittance Industry Observatory (RIO) (1) study of money transfer businesses highlighted Intermex as top rated in customer satisfaction Expand Product Offering • Expand availability and utilization of existing product solutions like Check Direct and Tablets for TG • Execute on existing product pipeline: General Purpose Card, Payroll Services • Design and launch additional products and services that address target market needs Other Growth Vectors We believe these opportunities will begin to contribute meaningful revenue and net income in 2019 and beyond Leverage our platform capacity and ubiquitous MSB Licensing in US Leverage existing base of 3 million unique consumers The assets created by our core organic growth will be leveraged in other products and markets. . (1) 2013 RIO survey of a sample including 2,000 migrants from Latin American and the Caribbean; discussed in April 2016 RIO newsl ett er.

24 CONFIDENTIAL | Table of Contents I. Intermex Overview II. Competitive Landscape and Differentiators III. Future Growth IV. Financial Overview V. Appendix

25 CONFIDENTIAL | 6.1 $9.1 $12.5 $18.8 $27.1 $33.4 $40.8 $49.0 2012 2013 2014 2015 2016 2017 2018P 2019P 70.6 82.8 $98.3 $124.2 $165.4 $215.5 $261.8 $315.0 2012 2013 2014 2015 2016 2017 2018P 2019P Strong and Accelerating Financial Performance Intermex has an attractive financial profile with strong momentum • Intermex’s differentiated approach, along with its unique and efficient platform, has allowed the Company to significantly grow scale and profitability • Strong top - line and margin growth demonstrates business scalability and operational leverage • Full year 2017 results demonstrate execution of strategic priorities • Significant market share growth opportunities in West, Midwest and Northeast U.S. send markets, and within existing Latin American receive markets Revenue Adjusted EBITDA ($ in millions) ($ in millions) Note: Please see page 36 for detail on adjustments to EBITDA.

26 CONFIDENTIAL | Summary Financials Adjusted EBITDA and Adjusted Net Income reflect add - backs for one - time, non - recurring items. Please see pages 36 and 37 for more detail. ($ in thousands) 2015 FY 2016 FY 2017 FY 2018P FY 2019P FY 2016 2017 2018P 2019P Revenue Total Revenue $124,199 $165,394 $215,464 $261,828 $314,978 33.2% 30.3% 21.5% 20.3% Total Adjusted Cost of Sales $82,584 $108,985 $145,853 $179,794 $218,244 32.0% 33.8% 23.3% 21.4% Adjusted Gross Profit $41,615 $56,410 $69,611 $82,034 $96,734 35.6% 23.4% 17.8% 17.9% Total Adjusted SG&A $22,854 $29,309 $36,230 $41,205 $47,749 28.2% 23.6% 13.7% 15.9% Adjusted EBITDA $18,761 $27,101 $33,381 $40,829 $48,985 44.5% 23.2% 22.3% 20.0% EBITDA $16,637 $25,554 $13,927 $22,171 $48,985 53.6% -45.5% 59.2% 120.9% Less: Depreciation and Amortization $2,453 $2,530 $17,027 $15,146 $12,277 Interest Expense $4,234 $9,540 $12,062 $17,304 $6,535 Provision for Income Tax Expense (Benefit) $4,192 $4,084 ($1,669) $3,327 $6,512 Total ITDA $10,879 $16,154 $27,419 $35,778 $25,324 48.5% 69.7% 30.5% -29.2% Net Income (Loss) $5,758 $9,400 ($13,492) ($13,607) $23,660 63.3% -243.5% 0.9% -273.9% Adjusted Net Income $8,156 $13,269 $21,153 $24,364 $32,916 62.7% 59.4% 15.2% 35.1% YoY Growth

27 CONFIDENTIAL | Summary Financials – 1Q (unaudited) ($ in thousands) 2017 2018 $ Variance % Variance Revenue Total Revenue $46,026 $55,956 $9,930 21.6% Total Adjusted Cost of Sales $30,638 $37,756 $7,118 23.2% Adjusted Gross Profit $15,388 $18,200 $2,812 18.3% Total Adjusted Operating Expenses $8,098 $9,372 $1,274 15.7% Adjusted EBITDA $7,290 $8,828 $1,538 21.1% Adjusted for: Transaction Cost $10,128 $1,461 Stock-based compensation $3,842 $228 Other $255 $814 Total Adjustments $14,225 $2,503 EBITDA ($6,935) $6,326 $13,261 NM Less: Depreciation and Amortization $3,359 $3,789 Interest Expense $1,988 $3,284 Provision for Income Tax Expense (Benefit) ($1,203) ($208) Net Loss ($11,080) ($540) $10,540 NM Adjusted for: Transaction Cost $10,128 $1,461 Amortization of Intangibles $2,643 $3,099 Stock-based compensation $3,842 $228 Other $255 $814 Total Adjustments $16,868 $5,602 Adjusted Net Income $5,789 $5,062 ($727) -12.6% Year Over Year Growth

28 CONFIDENTIAL | ($ in millions) 2015 2016 2017 Cash Flows from Operating Activities: Net Income / (Loss) $5.8 $9.4 ($13.5) Depreciation & Amortization $2.5 $2.5 $17.0 Share - based Compensation 0.1 0.1 4.8 Provision for Bad Debts 0.7 0.9 1.5 Debt Issuance Cost Amortization 0.7 2.7 0.4 Deferred Taxes 4.0 3.7 (1.8) Loss on Disposals of Property & Equipment 0.1 0.2 0.1 Changes in Assets and Liabilities Accounts Receivable ($5.3) ($ 15.9) ($ 25.6) Prepaid Wires (9.6) 0.8 3.7 Other Prepaid Expenses & Assets (0.0) (0.3) (0.9) Wire Transfer & Money Order Payables 1.7 13.8 25.8 Accounts Payable and Accrued Other 4.0 4.6 4.7 Net Cash Flows from Operating Activities $4.5 $22.4 $16.1 Cash Flows from Investing Activities: Purchases of Property & Equipment ($2.1) ($3.0) ($4.6) Net Cash Used in Acquisition $0.0 $0.0 ($0.9) Net Cash Flows from Investing Activities ($2.1) ($3.0) ($5.5) Cash Flows from Financing Activities: Borrowings under Term Loan $35.0 $40.3 $102.0 Borrowings / (Repayments) under Revolving Loan, Net 3.0 (2.0) 10.0 Repayment of Term Loan (9.4) (1.3) (76.2) Debt Issuance Costs (2.8) (2.3) (4.7) Common Dividend Distributions (18.1) (1.3) (20.2) Purchase of Preferred Stock (10.6) 0.0 0.0 Purchase of Common Stock 0.0 (34.0) 0.0 Net Cash Flows from Financing Activities ($3.0) ($0.6) $10.9 Effect of Exchange Rate Changes on Cash ($0.1) ($0.1) $0.1 Net Increase / (Decrease) in Cash ($0.7) $18.7 $21.6 Cash, Beginning of Period $19.6 $18.9 $37.6 Cash, End of Period $18.9 $37.6 $59.2 Statement of Cash Flows Note: 2015 and 2016 financials are restated to be in accordance with the 2017 audited financial statements.

29 CONFIDENTIAL | Balance Sheet ($ in millions) December 31 2016 December 31 2017 December 31 2016 December 31 2017 Assets Liabilities Cash $37.6 $59.2 Current Portion of Long - Term Debt $0.8 $3.9 Accounts Receivable, Net (1) 27.7 51.4 Accounts Payable 5.9 8.9 Prepaid Wires 11.3 7.7 Wire Transfers & Money Orders Payable 21.7 48.3 Other Prepaid Expenses & Current Assets 0.4 0.9 Accrued & Other 9.9 11.5 Total Current Assets $77.1 $119.1 Total Current Liabilities $38.3 $72.6 Property & Equipment, Net $6.2 $8.5 Debt, Net of Current Portion and Debt Issuance Costs $77.2 $107.5 Goodwill 0.0 36.3 Total Long - Term Liabilities $77.2 $107.5 Intangible Assets, Net 6.3 48.7 Deferred Tax Asset, Net 27.8 1.7 Equity $3.3 $35.9 Other Assets 1.2 1.7 Total Liabilities & Equity $118.8 $216.1 Total Assets $118.8 $216.1 Note: December 31, 2016 balance sheet is restated to be in accordance with the 2017 audited financial statements. (1) Net of allowance of $307,562 and $290,801 for 2017 and 2016, respectively.

30 CONFIDENTIAL | Highly Compelling Investment Opportunity Since 2011, Intermex has grown in excess of the industry while sustaining strong margins and increasing transaction growth to Mexico This is driven by our disciplined approach to expansion which focuses on prioritizing agent productivity and consistently growing transactions per agent Our technology infrastructure allows for the dependable transfer of money with one of the lowest cancellation rates in the industry Additional growth opportunities, including the expansion of ancillary products as well as a focus on developing B2B processing relationships and growing our online presence, allow for confidence in continued growth Intermex’s highly differentiated approach, along with its unique and efficient platform , has allowed the Company to significantly grow scale and profitability Core growth opportunity exists in the continued growth in stronghold states while increasing our market share in growth states

31 CONFIDENTIAL | IV. Appendix

32 CONFIDENTIAL | Experienced and Proven Management Team Results - driven management team with 110+ years of combined industry experience • Execution focused management with deep industry experience and operational expertise that has successfully increased scale, expanded the ecosystem and driven growth • Maintain an efficient client and regulatory focused organization with 234 employees in the U.S. and 351 employees in Latin America Years With Company Years In Industry Prior Experience Robert Lisy Chairman and CEO 9 27 Tony Lauro Chief Financial Officer - - Randy Nilsen Chief Sales & Marketing Officer 2 25 Jose Perez - Villarreal Chief Compliance Officer and Chief Administration O fficer 16 23 William Velez Chief Information Officer 4 11 Eduardo Azcarate Chief Business Development Officer 10 18 Michael Creamer SVP of Human Resources 1 1 Brian Hodgdon SVP of Market Strategy & Products 1 16 Bradley Pitts SVP of Marketing & Communications - - /

33 CONFIDENTIAL | Large Industry with Accelerating Growth The LAC Remittance Market • Hispanics represent over 50% of foreign - born residents in the U.S. and are highly concentrated in California, Texas, Florida, and New York • Substantial opportunities exist for continued increases in LAC remittance volume as housing starts grow and wages for foreign - born Hispanics increase • As the number of Hispanic foreign - born workers continues to rise, volumes of remittances sent back to families in LAC countries should increase accordingly Strong Remittance Volume Growth in Intermex ’s Core Markets (1) (1) Banco de Guatemala, Banco de Mexico and World Bank. Represents total remittance volume. $22.7 $26.5 $26.9 $26.0 $22.1 $22.1 $23.6 $23.4 $23.4 $24.8 $26.2 $28.7 $30.0 $3.1 $3.7 $4.2 $4.5 $4.0 $4.2 $4.5 $5.0 $5.4 $5.8 $6.6 $7.5 $7.7 $23.1 $28.7 $32.3 $33.9 $30.6 $31.7 $33.5 $33.8 $34.7 $35.7 $37.6 $39.2 $44.3 $48.9 $58.9 $63.4 $64.4 $56.7 $58.0 $61.6 $62.2 $63.6 $66.4 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 All Other Guatemala Mexico (Total Remittance Volume, $ in billions) 2005 – 2017 CAGR 4.4% 5.6% 8.0% 2.3% Recession Softness $70.4 $75.4 $82.0

34 CONFIDENTIAL | Superior Compliance Culture Intermex maintains a highly comprehensive, rigorous compliance process Transaction entry at Sending Agent requires completion of mandatory fields and ID requirements Sender and receiver screened against government - required lists (OFAC, etc.) Transaction screened for limit restrictions, velocity levels, structuring, and ID requirements Transaction sent to payer; flagged exceptions sent to Compliance for investigation and release / rejection Intermex Risk and Compliance Tools Key Milestones in the Process • Conduct all compliance checks through the extensive compliance module which is part of our proprietary POS system – “Know Your Customer” due diligence – “Anti - Money Laundering” checks • Strong policies, procedures and internal controls stricter than regulatory requirements Compliance Checks Transaction Monitoring Ongoing Agent Overview • All transactions subject to real - time AML and OFAC screening • Post - transaction analysis to detect, report and prevent suspicious activity • Transactions are instantly flagged when ID verification and source of funds is required • Rigorous Agent oversight performed by compliance field examiners • Comprehensive and ongoing Agent training on regulatory requirements • Enhanced due diligence process for sending and paying Agents

35 CONFIDENTIAL | Note: Graphs show minimal to no impact to business operations. From Irma to Earthquake – Testing Resilience Hurricane Irma • Intermex deployed its Business Continuity Plan (BCP) 3 days before the event • Mexico and Guatemala subsidiaries supported key stakeholders in Miami • Equipment supplied to key personnel (i.e. satellite phones, hotspots and backup laptops) allowed for uninterrupted communications • HQ facilities ran on generator for 5 days • Data and voice circuits were unaffected Mexico Earthquake (Tuesday, Sept 19) • Facilities in Puebla, Mexico were evacuated at 2:14PM EST • Intermex immediately activated its BCP to enable operations center support • Within a 2 - hour period, calls were routed and processes handled as per BCP by Miami and Guatemala backup personnel

36 CONFIDENTIAL | Adjusted EBITDA Reconciliation by Year Note: 2015 and 2016 financials are restated to be in accordance with the 2017 audited financial statements. (1) The bank fee adjustment is a one - time adjustment made at the end of 2017 to switch from a cash to accrual accounting method with respect to bank fees . Net Income to Adjusted EBITDA (in millions) 2012 2013 2014 2015 2016 2017 2018 P 2019 P Net (Loss) Income ($1.3) $1.7 $26.1 $5.8 $9.4 ($13.5) ($13.6) $23.7 Interest Expense $2.6 $2.1 $1.8 $4.2 $9.5 $12.1 $17.3 $6.5 Taxes $0.1 $0.1 ($20.2) $4.2 $4.1 ($1.7) $3.3 $6.5 Depreciation & Amortization $4.2 $4.2 $4.3 $2.5 $2.5 $17.0 $15.1 $12.3 EBITDA $5.5 $8.2 $12.0 $16.6 $25.6 $13.9 $22.2 $49.0 Sales $70.6 $82.8 $98.3 $124.2 $165.4 $215.5 % Margin 7.9% 9.9% 12.2% 13.4% 15.5% 6.5% 8.5% 15.6% Adjustments Transaction Costs - - - 1.6 0.9 12.6 10.7 - Incentive Units Plan - - - - - 1.8 6.9 - Change in Control Adjustment for Stock Options - - - - - 2.8 - - Management Fee - - - - - 0.7 0.4 - One-Time Adjustment - Bank fees (1) - - - - - 0.6 - - One-Time Incentive Bonus - - - - - 0.5 - - Impairment 0.7 - - - - - - - Gain from Retirement of Debt (0.5) - - - - - - - Other Charges and Expenses 0.3 0.9 0.6 0.5 0.6 0.3 0.6 - Total adjustments $0.5 $0.9 $0.6 $2.1 $1.5 $19.5 $18.7 $0.0 Adjusted EBITDA $6.1 $9.1 $12.5 $18.8 $27.1 $33.4 $40.8 $49.0 % Margin 8.6% 11.0% 12.8% 15.1% 16.4% 15.5% 15.6% 15.6%

Adjusted Net Income Reconciliation by Year

Net Income to Adjusted Net Income

	2012	2013	2014	2015	2016	2017	2018 P	2019 P
Net (Loss) Income	**($1.3)**	**$1.7**	**$26.1**	**$5.8**	**$9.4**	**($13.5)**	**($13.6)**	**$23.7**
Adjustments								
Transaction Costs	-	-	-	1.6	0.9	12.6	10.7	-
Incentive Units Plan	-	-	-	-	-	1.8	6.9	-
Change in Control Adjustment for Stock Options	-	-	-	-	-	2.8	-	-
Management Fee	-	-	-	-	-	0.7	0.4	-
One-Time Adjustment - Bank fees(1)	-	-	-	-	-	0.6	-	-
One-Time Incentive Bonus	-	-	-	-	-	0.5	-	-
Impairment	0.7	-	-	-	-	-	-	-
Gain from Retirement of Debt	(0.5)	-	-	-	-	-	-	-
Write-off of Debt Issuance Costs	-	-	-	0.3	2.3	-	6.9	-
Release of Valuation Allowance	-	-	(20.2)	-	-	-	-	-
Adj Deferred Taxes for Act	-	-	-	-	-	0.7	-	-
Amortization of Intangibles(2)	-	-	-	-	-	14.5	12.4	9.3
Other Charges and Expenses	0.3	0.9	0.6	0.5	0.6	0.3	0.6	-
Total adjustments	$0.5	$0.9	($19.6)	$2.4	$3.9	$34.6	$38.0	$9.3
Adjusted Net (Loss) Income(3)	**($0.8)**	**$2.7**	**$6.5**	**$8.2**	**$13.3**	**$21.2**	**$24.4**	**$32.9**
% Margin	*-1.1%*	*3.2%*	*6.6%*	*6.6%*	*8.0%*	*9.8%*	*9.3%*	*10.5%*

Note: 2015 and 2016 financials are restated to be in accordance with the 2017 audited financial statements.

(1) The bank fee adjustment is a one-time adjustment made at the end of 2017 to switch from a cash to accrual accounting method with respect to bank fees.

(2) Amortization of Intangibles resulted from accounting methodology associated with the Stella Point acquisition in 2017.

(3) Excludes tax impacts of adjustments to net income.

CONFIDENTIAL | 37